As filed with the Securities and Exchange Commission on March 21, 2011
Registration Statement No.  333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MAGNUM HUNTER RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	86-0879278 (IRS Employer Identification No.)

777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
(832) 369-6986
(Address, Including Zip Code, and Telephone Number, Including Area
Code, of Registrant's Principal Executive Offices)

Gary C. Evans
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
(832) 369-6986
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent for Service)

With a copy to:

Paul M. Johnston
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
(832) 369-6986

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common stock, par value $0.01 per share	42,804,675(1)	$6.74	$288,503,509.50	N/A

(1)
Represents up to 42,804,675 shares of common stock that may be issued upon exchange, retraction or redemption of up to 42,804,675 exchangeable shares that, upon the completion of the arrangement, will be issued by MHR Exchangeco Corporation, a subsidiary of the registrant (“Exchangeco”) to eligible former shareholders of NuLoch Resources Inc. (“NuLoch”) who elected to receive the exchangeable shares of Exchangeco in connection with the closing of our acquisition of all of the issued and outstanding common shares of NuLoch.  Also includes, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)
Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of  the high and low trading prices for the common stock on The New York Stock Exchange on March 15, 2011

(3)
In accordance with Rule 457(b), the total registration fee of $33,495.26 is reduced by $33,917.68 which was the fee paid by the registrant to the Securities and Exchange Commission with respect to the preliminary proxy statement filed by the registrant on Schedule 14A with the Securities and Exchange Commission on March 16, 2011, with respect to the transaction.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On January 19, 2011, we entered into an arrangement agreement with MHR Exchangeco Corporation, our Canadian subsidiary (“Exchangeco”) and NuLoch Resources Inc. (“NuLoch”).  Subject to the terms and conditions of the arrangement agreement, we will acquire, through Exchangeco, all of the outstanding shares of NuLoch pursuant to a court-approved plan of arrangement under the Business Corporations Act (Alberta). Pursuant to the arrangement agreement, we agreed to use reasonable best efforts to file a registration statement on Form S-3 with the Securities and Exchange Commission (“SEC”), in order to register under the Securities Act of 1933, the issuance from time to time of the shares of our common stock in exchange for the exchangeable shares of Exchangeco and cause such registration statement to become effective at the completion of the arrangement.

In anticipation of the completion of the arrangement, we are filing this registration statement with the SEC.  This registration statement has been drafted and prepared on the basis that the completion of the arrangement has occurred.  We note that this registration statement will only become effective if and when the completion of the arrangement occurs.  At or near the completion of the arrangement, we will file an amendment to this registration statement prior to this registration statement becoming effective.

The arrangement is subject to conditions to closing as set forth in the arrangement agreement, including obtaining the requisite approvals by our common stockholders and NuLoch securityholders. If any of the conditions to the arrangement are not satisfied and, where permissible, not waived, the arrangement will not be consummated. The arrangement is also subject to the approval of the Court of Queen’s Bench of Alberta. This approval, as well as any other necessary regulatory approvals, may not be received, or may be received later than anticipated.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 21, 2011

PRELIMINARY PROSPECTUS

Magnum Hunter Resources Corporation

42,804,675 Shares

Common Stock

This prospectus relates to shares of our common stock  that we may issue, from time to time, upon exchange, retraction or redemption of outstanding exchangeable shares (which we refer to as the “exchangeable shares”) of MHR Exchangeco Corporation, an indirect Canadian subsidiary that we refer to in this prospectus as Exchangeco, as well as upon certain liquidation or similar events involving Exchangeco.

Because the shares of our common stock offered by this prospectus will be issued only in exchange for or upon retraction or redemption of the exchangeable shares or upon the liquidation, dissolution or winding up of Exchangeco or any other distribution of Exchangeco’s assets for the purpose of winding up its affairs, we will not receive any cash proceeds from this offering. We are paying all expenses of registration incurred in connection with this offering.

Our common stock is listed on the NYSE under the trading symbol “MHR”. On March 18, 2011, the closing price of our common stock on the NYSE was $7.14.

Investing in our securities involves various risks. In our filings with the Securities and Exchange Commission, which are incorporated by reference in this prospectus, we identify and discuss risk factors that you should consider before investing in our securities.See the section entitled “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2011.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1

PROSPECTUS SUMMARY	2

RISK FACTORS	4

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	5

USE OF PROCEEDS	7

DESCRIPTION OF CAPITAL STOCK	7

EXCHANGEABLE SHARES	9

PLAN OF DISTRIBUTION	10

INCOME TAX CONSIDERATIONS	14

LEGAL MATTERS	24

EXPERTS	24

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	25

WHERE YOU CAN FIND MORE INFORMATION	26

No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus in connection with the offering described in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus shall not constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference in this prospectus is correct as of any date subsequent to the date of this prospectus.

ABOUT THIS PROSPECTUS

This document is called a “prospectus”, and it provides you with a general description of our common stock. We have filed a registration statement (of which this prospectus forms a part) with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act, using a shelf registration process. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information”.

Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and our common stock offered under this prospectus. The registration statement can be read at the SEC's web site or at the SEC's offices. The SEC's web site and street address are provided under the heading “Where You Can Find More Information”.

When acquiring our common stock, you should rely only on the information provided in this prospectus, including any information incorporated by reference. No one is authorized to provide you with information different from that which is contained, or deemed to be contained, in this prospectus. We are not offering our common stock in any state where the offer is prohibited. You should not assume that the information in this prospectus or any document incorporated by reference is truthful or complete as of any date other than the date indicated on the cover page of these documents.

This prospectus contains and incorporates by reference forward-looking statements. Any “free writing prospectus” we authorize may also contain forward-looking statements. Such forward-looking statements should be considered together with the cautionary statements and important factors included or referred to in this prospectus and the documents incorporated herein by reference. See “Special Note Regarding Forward-Looking Statements” in this prospectus for more information. You should also carefully consider the various risk factors incorporated by reference into this prospectus from our SEC filings, which risk factors may cause our actual results to differ materially from those indicated. You should not place undue reliance on our forward-looking statements.

In this prospectus, references to the terms “Magnum Hunter”, “the Company”, “we”, “us”, “our” and similar terms, refer to Magnum Hunter Resources Corporation and its wholly-owned subsidiaries on a consolidated basis, unless we state or the context implies otherwise. We entered into an arrangement agreement, dated as of January 19, 2011 with Exchangeco and NuLoch Resources Inc. (“NuLoch”) pursuant to which we indirectly acquired all of NuLoch’s outstanding shares, with NuLoch thereby becoming an indirect subsidiary of the Company.  The transaction was carried out pursuant to the arrangement agreement and the plan of arrangement under subsection 193(9)(a) of the Business Corporations Act (Alberta), or the ABCA, referred to in the arrangement agreement.  Under the plan of arrangement, Exchangeco acquired all of the outstanding NuLoch common shares and options and warrants for the purchase of NuLoch common shares in exchange for an aggregate of up to 42,804,675 shares of Magnum Hunter common stock (including exchangeable shares described below).

Exchangeco is an indirect subsidiary of Magnum Hunter, and has outstanding a class of non-voting exchangeable shares, which we refer to as the “exchangeable shares” in this registration statement. Each exchangeable share is exchangeable for one share of our common stock, and one share of our common stock will become issuable upon a redemption, retraction or exchange of each exchangeable share, or upon the liquidation, dissolution or winding-up of Exchangeco or any other distribution of Exchangeco’s assets to its shareholders for the purpose of winding-up its affairs, in each case in accordance with the terms of the provisions governing the exchangeable shares. The registration statement of which this prospectus forms a part relates to shares of our common stock issuable upon redemption, retraction or exchange of exchangeable shares of Exchangeco or upon the liquidation, dissolution or winding-up of Exchangeco or any other distribution of Exchangeco’s assets to its shareholders for the purpose of winding up its affairs.

PROSPECTUS SUMMARY

This summary highlight information contained elsewhere or incorporated by reference in this prospectus.  Before making an investment decision, you should read the entire prospectus carefully, including the section entitled “Risk Factors,” and the information incorporated by reference in this prospectus.

About Magnum Hunter Resources Corporation

We are an independent oil and gas company engaged in the acquisition, development and production of oil and natural gas, primarily in West Virginia, North Dakota, Texas and Louisiana. We are presently active in three of the most prolific shale resource plays in the United States, namely the Marcellus Shale, Eagle Ford Shale and Williston Basin/Bakken Shale. We were incorporated as a Delaware corporation in 1997. In 2005, we began oil and gas operations under the name Petro Resources Corporation. In May 2009, we restructured our management team and refocused our business strategy, and in July 2009 changed our name to Magnum Hunter Resources Corporation. Our restructured management team includes Gary C. Evans, as Chairman and Chief Executive Officer. Mr. Evans is the former founder, chairman and chief executive officer of Magnum Hunter Resources, Inc., a company of similar name that was sold to Cimarex Energy Corporation for $2.2 billion in June 2005.

Our new management implemented a business strategy consisting of exploiting our inventory of lower risk drilling locations and acquiring undeveloped leases and long-lived proved reserves with significant exploitation and development opportunities primarily located in unconventional resource plays. As a result of this strategy, we have substantially increased our assets and production base through a combination of acquisitions and ongoing development drilling efforts, our percentage of operated properties has increased significantly, our inventory of acreage and drilling locations in resource plays has grown and our management team has been expanded. Recently, management has focused on further developing and exploiting unconventional resource plays, the acquisition of additional operated properties and the development of associated midstream opportunities in certain regions in which we operate.

The principal executive offices of Magnum Hunter are located at 777 Post Oak Boulevard, Suite 650, Houston, Texas 77056, its telephone number is (832) 369-6986 and its website is www.magnumhunterresources.com.

Unless stated otherwise or unless the context otherwise requires, all references in this report to Magnum Hunter, the Company, we, our, ours and us are to Magnum Hunter Resources Corporation and its consolidated subsidiaries.

About the NuLoch Transaction

On January 19, 2011, the Company entered into an arrangement agreement among the Company, MHR Exchangeco Corporation, a newly-formed corporation existing under the laws of the Province of Alberta and an indirect wholly owned subsidiary of the Company, which we refer to as Exchangeco, and NuLoch Resources Inc., a corporation existing under the laws of the Province of Alberta, which we refer to as NuLoch, pursuant to which the Company, through Exchangeco, would acquire all of the issued and outstanding equity of NuLoch. NuLoch is a Canadian public oil and natural gas producer with headquarters in Calgary, Alberta.

On [•], 2011, the Company completed the acquisition of NuLoch which was implemented pursuant to a court-approved plan of arrangement under Alberta law. The arrangement involved an exchange of NuLoch’s common shares to the Company for shares of the Company’s common stock or exchangeable shares of Exchangeco, as described below. Pursuant to the plan of arrangement, holders of NuLoch shares who are residents of Canada or Canadian partnerships received, at the holder’s election, (i) a number of exchangeable shares equal to the number of NuLoch shares exchanged multiplied by the exchange ratio of 0.3304, (ii) a number of Magnum Hunter common shares equal to the number of NuLoch shares exchanged multiplied by the exchange ratio, or (iii) a combination of exchangeable shares and Magnum Hunter common shares as described in clauses (i) and (ii) above. Holders of NuLoch shares who are non-Canadian residents received a number of Magnum Hunter common shares equal to the number of NuLoch shares exchanged multiplied by the exchange ratio. The exchangeable shares are exchangeable into Magnum Hunter common shares (on a share-for-share basis) and will carry voting and dividend/distribution rights which are designed to put holders of the exchangeable shares in the same functional and economic position as holders of Magnum Hunter common shares. Any exchangeable shares not previously exchanged will, upon the direction of the board of directors of Exchangeco, be automatically exchanged for Magnum Hunter common shares on the one year anniversary of the closing date of the proposed transaction, unless the Company exchanges them earlier upon the occurrence of certain events.

In connection with the acquisition of NuLoch, Magnum Hunter issued approximately [•] million common shares and approximately [•] exchangeable shares of Exchangeco to the NuLoch securityholders.

THE OFFERING

Issuer	Magnum Hunter Resources Corporation

Securities Offered	42,804,675 shares of our common stock that we may issue, from time to time, upon exchange, retraction or redemption of exchangeable shares of Exchangeco.

Listing	Our common stock is traded on the NYSE under the symbol “MHR.”

Use of Proceeds	We will not receive any cash proceeds from this offering.

Income Tax Considerations	See “Income Tax Considerations” for a summary of certain material Canadian and U.S. federal income tax consequences relating to the exchangeable shares.

Risk Factors
See “Risk Factors” and other information in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the shares of our common stock being offered by us in this prospectus.

RISK FACTORS

Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of the following risks as well as the risks that are incorporated herein by reference to the risk factors set forth under the heading “Risk Factors” in our in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (filed with the Securities and Exchange Commission on February 18, 2011). The market or trading price of our securities could decline due to any of these risks. In addition, please read “Special Note Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Relating to the Exchangeable Shares

Holders of exchangeable shares will experience a delay in receiving shares of Magnum Hunter common stock from the date they request an exchange, which may affect the value of the shares the holder receives in an exchange.

Holders of exchangeable shares who request to receive Magnum Hunter common stock in exchange for their exchangeable shares will not receive Magnum Hunter common stock until 10 to 15 business days after the applicable request is received. During this period, the market price of Magnum Hunter common stock may increase or decrease. Any such increase or decrease would affect the value of the consideration to be received by such a holder of exchangeable shares upon a subsequent sale of the Magnum Hunter common stock received in the exchange.

The exchange of your exchangeable shares is generally taxable in Canada.

Based on the tax laws as of the date of this prospectus, the exchange of exchangeable shares for shares of Magnum Hunter common stock is generally a taxable event in Canada. A holder's tax consequences can vary depending on a number of factors, including the residency of the holder, the method of the exchange and the length of time that the exchangeable shares were held prior to the exchange. Canadian income tax consequences will vary depending on your particular circumstances. We strongly urge you to consult your tax advisor as to the tax consequences of exchanging your exchangeable shares for Magnum Hunter common stock. See “Income Tax Considerations.”

The exchange of your exchangeable shares may be taxable in the U.S.

The U.S. federal income tax consequences of an exchange of exchangeable shares for shares of Magnum Hunter depends on whether the exchangeable shares are treated for U.S. federal income tax purposes as shares of Exchangeco or as shares of Magnum Hunter common stock.  In particular, for United States federal income tax purposes, a U.S. Holder’s (and in certain circumstances a Non-U.S. Holder’s) exchange of exchangeable shares for shares of Magnum Hunter common stock will be a taxable sale in which the Holder will recognize gain or loss if the exchangeable shares are treated as shares of Exchangeco and not as shares of Magnum Hunter common stock.  There is no direct authority under existing United States federal income tax law concerning whether the exchangeable shares should be treated as shares of Exchangeco or shares of Magnum Hunter common stock.  Neither NuLoch nor Magnum Hunter has requested, or intends to request, a ruling from the Internal Revenue Service or an opinion of counsel regarding the status of the exchangeable shares or the tax consequences of the exchange of exchangeable shares for shares of Magnum Hunter common stock for United States federal income tax purposes.  The discussion under the heading “Income Tax Considerations – Material United States Federal Income Tax Consequences” includes a discussion of the United States federal income tax consequences of the exchange of exchangeable shares based on the treatment of the exchangeable shares as either (i) shares of Magnum Hunter common stock or (ii) shares of Exchangeco.  Holders should consider that the United States federal income tax consequences of an exchange of exchangeable shares may be adverse to the Holder based on the Holder’s particular circumstances.  Holders should assume that the Internal Revenue Service may assert and prevail with a position on the status of the exchangeable shares that is contrary to the position taken by the Holder.

Only residents of Canada or Canadian partnerships may receive exchangeable shares, and accordingly, instances in which a U.S. Holder may receive exchangeable shares are limited.

For a description of the material United States federal income tax consequences of an exchange of exchangeable shares, see the discussion under the heading “Income Tax Considerations—Material United States Federal Income Tax Consequences—Consequences of a Redemption, Retraction or Exchange of Exchangeable Shares.”

General.

In addition, we are, and following completion of the arrangement, we will continue to be, subject to the risks described in Part I, Item 1.A, “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2010, as amended, as may be updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are on file with the SEC and are incorporated by reference into this registration statement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include, among others, statements, estimates and assumptions relating to our business and growth strategies, our oil and gas reserve estimates, our ability to successfully and economically explore for and develop oil and gas resources, our exploration and development prospects, future inventories, projects and programs, expectations relating to availability and costs of drilling rigs and field services, anticipated trends in our business or industry, our future results of operations, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry and the impact of environmental and other governmental regulation. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “will”, “could”, “should”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “project”, “pursue”, “plan” or “continue” or the negative thereof or variations thereon or similar terminology.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause our actual results, performance or achievements to be materially different from those anticipated in forward-looking statements include, among others, the following:

•	adverse economic conditions in the United States and globally;

•	difficult and adverse conditions in the domestic and global capital and credit markets;

•	changes in domestic and global demand for oil and natural gas;

•	volatility in the prices we receive for our oil and natural gas;

•	the effects of government regulation, permitting and other legal requirements;

•	future developments with respect to the quality of our properties, including, among other things, the existence of reserves in economic quantities;

•	uncertainties about the estimates of our oil and natural gas reserves;

•	our ability to increase our production and oil and natural gas income through exploration and development;

•	our ability to successfully apply horizontal drilling techniques and tertiary recovery methods;

•	the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled;

•	drilling and operating risks;

•	the availability of equipment, such as drilling rigs and gathering and transportation pipelines;

•	changes in our drilling plans and related budgets;

•	the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity; and

•	risks related to the tax treatment of the exchange of exchangeable shares.

With respect to the Company’s recent acquisitions, factors, risks and uncertainties that may cause actual results, performance or achievements to vary materially from those anticipated in forward-looking statements include, but are not limited to, failure to realize the expected benefits of the transactions; negative effects of announcement or consummation of the transactions on the market price of our common stock; significant transaction costs and/or unknown liabilities; general economic and business conditions that affect the companies following the proposed transaction; and other factors.

These factors are in addition to the risks referred to in the section above entitled “Risk Factors”. Most of these factors are difficult to anticipate and beyond our control. Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. You are cautioned not to place undue reliance on forward-looking statements contained in this prospectus, any prospectus supplement, the documents incorporated by reference herein or any “free writing prospectus” we authorize to be delivered to you, which speak only as of the their respective dates. Other unknown or unpredictable factors may cause actual results to differ materially from those projected by the forward-looking statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We urge you to review and consider disclosures we make in this prospectus and other materials that discuss factors germane to our business. See in particular our reports on Forms 10-K, 10-Q and 8-K subsequently filed from time to time with the SEC.

All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

USE OF PROCEEDS

We will not receive any cash proceeds from this offering because the shares of our common stock will be issued in exchange for or upon retraction or redemption of the exchangeable shares or upon the liquidation, dissolution or winding up of Exchangeco or any other distribution of Exchangeco’s assets for the purpose of winding up its affairs.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The following is a summary description of the rights of our common stock and preferred stock and related provisions of our certificate of incorporation and our bylaws.  The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and our bylaws, which are filed as exhibits to this registration statement, of which this prospectus forms a part, and to the applicable provisions of Delaware law.

Common Stock

As of [•], 2011, there were [•] shares of common stock issued and outstanding. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Except for the election of directors, which is determined by a plurality vote, all matters to be voted on by stockholders must be approved by a majority in voting interest of the stockholders present in person or represented by proxy and entitled to vote.  Holders of our common stock are not entitled to cumulate their votes in the election of directors.  Each of our directors will be elected annually by our stockholders voting as a single class. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

All shares of our common stock currently outstanding are fully paid and non-assessable.Any shares of common stock offered pursuant to this prospectus will upon issuance, be fully paid and non-assessable.

Preferred Stock

The rights, preferences, privileges and restrictions of each series of preferred stock will be fixed by the certificate of designation relating to that series. As of [•], 2011, there were 4,000,000 shares of our authorized preferred stock designated as 10.25% Series C Cumulative Perpetual Preferred Stock, of which 4,000,000 shares were issued and outstanding and there were 5,750,000 shares of our authorized preferred stock designated as 8.0% Series D Cumulative Preferred Stock, of which [•] shares were issued and outstanding.

Delaware Anti-Takeover Law and Certain Provisions of Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law and our certificate of incorporation and our bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and to remove our incumbent directors and officers. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers.  In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any stockholder who owns 15% or more of our outstanding voting stock (as well as affiliates and associates of such stockholders) for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board before the date the interested stockholder acquired the stock;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by various employee benefit plans or persons who are directors and also officers; or

•
on or after the date the stockholder acquired the stock, the business combination is approved by the board and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders.  However, we have not opted out, and do not currently intend to opt out, of this provision.  The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire the Company.

Certificate of Incorporation and Bylaws

In addition, some provisions of our certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might deem to be in the stockholders’ best interests.  The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

Authorized but unissued shares.  The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, unless such approval is required by applicable law or listing rules of an applicable securities exchange or quotation system. These additional shares may be used for a variety of corporate purposes, such as for additional public offerings, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Amendment to bylaws.  Our board of directors is authorized to make, alter or repeal our bylaws without further stockholder approval.

Advance notice of director nominations and matters to be acted upon at meetings.  Our bylaws contain advance notice requirements for nominations for directors to our board of directors and for proposing matters that can be acted upon by stockholders at stockholder meetings.

Call of special meetings of stockholders.  Our bylaws provide that special meetings of stockholders may be called only by our chairman, by a majority of our board of directors, by our chief executive officer, by our president or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.

Limitation on Liability and Indemnification Matters

Our certificate of incorporation limits, to the fullest extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The effect of this provision is to eliminate our rights and those of our stockholders, through stockholders’ derivative suits on behalf of the Company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior.  Exculpation does not apply if the director acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. Our bylaws provide that we may indemnify our directors, officers, employees and agents to the fullest extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is no currently pending material litigation or proceeding involving any of our directors or officers for which indemnification is sought.

Transfer Agent

The transfer agent for our common stock and our preferred stock is American Stock Transfer & Trust Company, LLC. Its address is 16633 N. Dallas Parkway, Suite 600, Addison, Texas 75001, and its telephone number is (800) 937-5449 or (718) 921-8124.

Listing

Our common stock is listed on the New York Stock Exchange (NYSE) under the trading symbol “MHR”. Our Series C Preferred Stock is listed on the NYSE Amex under the trading symbol “MHR.PrC”.  Our Series D Preferred Stock is listed on the NYSE Amex under the trading symbol “MHR.PrD”.

EXCHANGEABLE SHARES

The rights of the holders of exchangeable shares, including exchange rights, are described in the term of our Plan of Arrangement with NuLoch, which is included as Schedule A to the Plan of Arrangement which is included as Exhibit B to the Arrangement Agreement which is included as Exhibit 2.1 to the registration statement, of which this prospectus is a part.

PLAN OF DISTRIBUTION

We will issue the shares of our common stock covered by this prospectus only upon exchange, retraction or redemption of the exchangeable shares or upon the liquidation, dissolution or winding up of Exchangeco or any other distribution of Exchangeco’s assets for the purpose of winding up its affairs. No broker, dealer or underwriter has been engaged in connection with these matters. We have included as exhibits to the registration statement of which this prospectus forms a part, the arrangement agreement, the form of plan of arrangement, exchangeable share provisions, voting and exchange trust agreement and support agreement relating to the exchangeable shares, and the following description is qualified in its entirety by reference to those documents.

Optional Retraction of Exchangeable Shares

The exchangeable shares were issued by Exchangeco in connection with our acquisition of NuLoch. If you are a holder of exchangeable shares, you are entitled at any time to require Exchangeco to redeem, subject to the overriding call right of another of our Canadian subsidiaries (referred to in this prospectus as “Callco”), any or all of your exchangeable shares for a price per exchangeable share of one share of our common stock and (provided that you hold the exchangeable share on the applicable dividend record date), on the payment date for any declared and unpaid dividends, an amount in cash equal to such dividends on that exchangeable share.

In order to exercise this right, you must deliver to Exchangeco at its registered office or at an office of Exchangeco’s transfer agent, among other things, a written retraction request and the certificates representing the exchangeable shares to be redeemed. You must state in your request the business day on which you desire Exchangeco to redeem your exchangeable shares, which business day must be 10 to 15 business days after Exchangeco receives your request. If you fail to specify a business day in your request, the retraction date will be the 15th business day after your request is received by Exchangeco.

If you exercise this retraction right to require that Exchangeco redeem any of your exchangeable shares, Callco will have an overriding retraction call right, which is Callco’s right to purchase all but not less than all of those exchangeable shares for a price per exchangeable share of one share of our common stock and (provided that you hold the exchangeable share on the applicable dividend record date), on the payment date for any declared and unpaid dividends, an amount in cash equal to such dividends on that exchangeable share. Upon receipt of your retraction request, Exchangeco will immediately notify Callco, which must then advise Exchangeco within five business days as to whether it will exercise its retraction call right. If Callco does not so notify Exchangeco, Exchangeco will notify you as soon as possible thereafter that Callco will not exercise its retraction call right. If Callco advises Exchangeco that Callco will exercise its retraction call right within the five business day period, then the retraction request will be considered only to be an offer by you to sell the shares identified in your retraction request to Callco in accordance with Callco’s retraction call right.

You may revoke your retraction request, in writing, at any time prior to the close of business on the business day immediately before the contemplated date of retraction, in which case the exchangeable shares identified in the retraction request will not be purchased by Callco or redeemed by Exchangeco. Unless you revoke your retraction request, the shares identified in the retraction request will be redeemed by Exchangeco or purchased by Callco, as the case may be, and Exchangeco or Callco, as the case may be, will send you (i) a certificate representing the aggregate number of shares of our common stock and (ii) on the payment date therefor, a check in an amount equal to the amount of the declared and unpaid dividends, if any, on the retracted or purchased exchangeable shares, less any amounts withheld on account of tax required to be deducted and withheld therefrom.

If, as a result of solvency requirements or other provisions of applicable law, Exchangeco believes it is not permitted to redeem all exchangeable shares identified in a retraction request and Callco has not exercised its retraction call right, Exchangeco will redeem only those exchangeable shares tendered by you (rounded down to a whole number of shares) as would be permissible. In addition, if you do not revoke your retraction request, the retraction request will constitute notice from you to the trustee to exercise your exchange right under the voting and exchange trust agreement entered into by Magnum Hunter, Exchangeco and the trustee (referred to in this document as the “voting and exchange trust agreement”), and the trustee, on your behalf, will require Magnum Hunter to purchase any exchangeable shares on the retraction date set forth in the retraction request.

Redemption of Exchangeable Shares

On the redemption date for the exchangeable shares, Exchangeco will, subject to Callco’s redemption call right and applicable law, redeem all of the then outstanding exchangeable shares of the class for a price per exchangeable share of one share of our common stock and (provided that you hold the exchangeable share on the applicable dividend record date) a check in an amount in cash equal to the declared and unpaid dividends, if any, payable in cash on that exchangeable share and delivery of the applicable non-cash items for the declared and unpaid dividends, if any, not payable in cash on that exchangeable share. Exchangeco will provide the registered holders of its exchangeable shares with at least 45 days prior written notice of the proposed redemption of the exchangeable shares by Exchangeco or the purchase of the exchangeable shares by Callco under the redemption call right described below.

Callco has an overriding right to purchase on the redemption date all of the outstanding exchangeable shares (other than those held by Magnum Hunter and its affiliates) for a price per exchangeable share of one share of our common stock and a check in an amount in cash equal to the declared and unpaid dividends, if any, payable in cash on that exchangeable share and delivery of the applicable non-cash items for the declared and unpaid dividends, if any, not payable in cash on that exchangeable share held by a holder on any dividend record date that occurred prior to the date of purchase of the share by Callco.

To exercise this redemption call right, Callco must notify the transfer agent and Exchangeco of Callco’s intention to exercise this right at least 60 days before the redemption date. The transfer agent will notify the holders of the exchangeable shares as to whether or not Callco has exercised its redemption call right after the expiry of the period during which Callco can exercise its redemption call right. If Callco exercises its redemption call right, it will purchase on the redemption date all of the exchangeable shares then outstanding (other than those held by Magnum Hunter and its affiliates).

The “redemption date” means the date established by the board of directors of Exchangeco to redeem all of the exchangeable shares, which date cannot be prior to the one year anniversary of the issuance of the exchangeable shares unless (i) a change of control of Magnum Hunter occurs, in which event the redemption date shall be as determined by the board of directors of Exchangeco, (ii) the holders of exchangeable shares are to vote on a change to the rights of the holders of exchangeable shares other than a change necessary to maintain the equivalence of the exchangeable shares to shares of common stock of Magnum Hunter, and the board of directors of Exchangeco determines that it is not practical to accomplish the purpose of such vote, in which case the redemption date shall be the business day prior to the record date for the meeting or vote of the holders of exchangeable shares, and (iii) the holders of exchangeable shares fail to approve or disapprove, as applicable, a change in the rights of the holders of exchangeable shares where such approval or disapproval is necessary to maintain the equivalence of the exchangeable shares to shares of common stock of Magnum Hunter, in which case the redemption date shall be business day following the day the holders of exchangeable shares failed to take such action. If at any time there are outstanding fewer than 10% of the number of exchangeable shares issued pursuant to the acquisition of NuLoch (subject to adjustment for subdivisions or consolidations or stock dividends and the like), then the board of directors of Exchangeco may accelerate the redemption date and will provide prior written notice to the registered holders of exchangeable shares.

On or after the redemption date, upon your delivery of the certificates representing the exchangeable shares and the other documents as may be required to an office of the transfer agent or the registered office of Magnum Hunter, Exchangeco or Callco will deliver, for each exchangeable share, one share of our common stock and, provided that you held the exchangeable shares on the applicable dividend record date, a check in an amount equal to the amount of declared and unpaid dividends, if any, payable in cash on the redeemed exchangeable shares and delivery of the applicable non-cash items for the declared and unpaid dividends, if any, not payable in cash on the redeemed exchangeable shares, less any amounts withheld on account of tax required to be deducted and withheld therefrom by Exchangeco.

On and after the redemption date, you shall cease to be a holder of exchangeable shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive your proportionate part of the total redemption price, unless payment of the total redemption price shall not be made upon delivery of the certificates representing your exchangeable shares, in which case your rights shall remain unaffected until the total redemption price has been paid as described in the preceding paragraph.

Upon payment or deposit of the total redemption price, you shall thereafter be considered and deemed for all purposes to be a holder of the shares of our common stock delivered to you or your custodian on your behalf.

Purchase for Cancellation

Subject to applicable law, Exchangeco may at any time and from time to time purchase for cancellation all or any part of the outstanding exchangeable shares on such terms and conditions as may mutually be agreed by a holder of exchangeable shares and Exchangeco.

Liquidation Rights with Respect to Exchangeco

In the event of the liquidation, dissolution or winding up of Exchangeco or other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs, you will have, subject to applicable law and Callco’s overriding liquidation call right, preferential rights to receive from Exchangeco for each exchangeable share you hold a share of our common stock, plus, provided that you hold the exchangeable share on the applicable dividend record date, the amount of all declared and unpaid dividends, if any, on that exchangeable share. Upon the occurrence of a liquidation, dissolution or winding up, Callco will have an overriding liquidation call right to purchase all of the outstanding exchangeable shares (other than exchangeable shares held by Magnum Hunter and its affiliates) from you on the liquidation date for the same consideration per share.

Upon the occurrence and during the continuance of an “insolvency event” (as defined in the following paragraph), you will be entitled to instruct the trustee under the voting and exchange trust agreement to exercise the exchange right with respect to any or all of the exchangeable shares you hold and require Magnum Hunter to purchase these shares. As soon as practicable following the occurrence of an insolvency event or any event which may, with the passage of time and/or the giving of notice, become an insolvency event, Exchangeco and Magnum Hunter must, under the voting and exchange trust agreement, give written notice to the trustee. As soon as practicable after receiving notice, the trustee will notify you of the insolvency event and will advise you of your rights with respect to the exchange right. The purchase price payable by Magnum Hunter for each exchangeable share purchased under the exchange right will be equal to one share of our common stock plus, provided you hold the exchangeable share on the applicable dividend record date, a check in an amount in cash equal to any declared and unpaid dividends, if any, payable in cash on that exchangeable share and delivery of the applicable non-cash items for the declared and unpaid dividends, if any, not payable in cash on that exchangeable share, less any amount withheld on account of tax.

An “insolvency event” means:

•
the institution by Exchangeco of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of Exchangeco to the institution of bankruptcy, insolvency or winding up proceedings against it;

•
the filing of a petition, answer or consent seeking dissolution or winding up under any bankruptcy, insolvency or analogous laws, including the Companies’ Creditors Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and Exchangeco’s failure to contest in good faith the proceedings commenced in respect of Exchangeco within 30 days of becoming aware of the proceedings, or the consent by Exchangeco to the filing of the petition or to the appointment of a receiver;

•	the making by Exchangeco of a general assignment for the benefit of creditors, or the admission in writing by Exchangeco of its inability to pay its debts generally as they come due; or

•	Exchangeco not being permitted, under solvency requirements or other provisions of applicable law, to redeem any retracted exchangeable shares under the exchangeable share provisions.

In addition, if, as a result of solvency requirements or other provisions of applicable law, Exchangeco is not permitted to redeem all exchangeable shares identified in a retraction request, and Callco has not exercised its retraction call right, then the retraction request provided by you to the Company will constitute notice from you to the trustee to exercise your exchange right under the voting and exchange trust agreement and the trustee, on your behalf, will require Magnum Hunter to purchase any exchangeable shares on the retraction date set forth in the retraction request.

Liquidation Rights with Respect to Magnum Hunter

In order for the holders of exchangeable shares to participate on a pro rata basis with the holders of shares of our common stock, immediately prior to the effective time of a Magnum Hunter liquidation event (a specified event relating to the voluntary or involuntary liquidation, dissolution, winding up or other distribution of the assets of Magnum Hunter among its shareholders for the purpose of winding up its affairs), each exchangeable share (other than those held by Magnum Hunter and its affiliates) will automatically be exchanged for a share of our common stock plus, provided that you hold the exchangeable share on the applicable dividend record date, an amount in cash equal to any declared and unpaid dividends, if any, payable in cash on that exchangeable share and delivery of the applicable non-cash items for the declared and unpaid dividends, if any, not payable in cash on that exchangeable share, less any amount withheld on account of tax. Upon your request and surrender of exchangeable share certificates, duly endorsed in blank and accompanied by those instruments of transfer that Magnum Hunter may reasonably require, Magnum Hunter will deliver to you certificates representing an equivalent number of shares of our common stock, plus on the payment date therefor, a check for the amount of those dividends, if any, payable in cash on the exchangeable shares exchanged by you, and delivery of the applicable no-cash items for the declared and unpaid dividends, if any, not payable in cash on the exchangeable shares exchanged by you under the automatic exchange right, less any amount withheld on account of tax.

We will pay all expenses incurred in connection with the distribution described in this prospectus. We estimate that the total expenses of this distribution will be approximately $100,000.

INCOME TAX CONSIDERATIONS

Material Canadian Federal Income Tax Consequences

In the opinion of Blake, Cassels & Graydon LLP, Canadian counsel to Magnum Hunter, the following is a description of the principal Canadian federal income tax consequences pursuant to the Income Tax Act (Canada) (the “Tax Act”) generally applicable to holders of exchangeable shares who exchange their exchangeable shares for shares of Magnum Hunter common stock in a retraction (a voluntary exchange initiated by a holder of exchangeable shares), redemption (an exchange initiated by Exchangeco to redeem the exchangeable shares) or purchase (a purchase of exchangeable shares by Exchangeco for cancellation) pursuant to the terms set forth in the Provisions Attaching to the Exchangeable Shares (Schedule A in the Plan of Arrangement), and who, at all relevant times for the purposes of the Tax Act, are, for the purposes of the Tax Act and any applicable income tax treaty or convention, resident or deemed to be resident in Canada, hold such shares as capital property and deal at arm's length with each of Exchangeco and Magnum Hunter (“Resident Shareholders”). Generally, such shares will constitute capital property to a holder provided such holder does not hold such property in the course of carrying on a business and has not acquired such property in one or more transactions considered to be an adventure or concern in the nature of trade. Shareholders who do not hold their exchangeable shares or shares of Magnum Hunter common stock as capital property, as the case may be, should consult their own tax advisors with respect to their particular circumstances.

This opinion is not applicable to a holder that is a “financial institution” for purposes of the mark-to-market rules contained in the Tax Act, a holder that is a “specified financial institution”, a holder of an interest which is a “tax shelter” or a “tax shelter investment”, or a holder with respect to whom Magnum Hunter is a “foreign affiliate”, each as defined in the Tax Act, a holder who is exempt from paying tax under Part I of the Tax Act, or a holder whose functional currency for purposes of the Tax Act is the currency of a country other than Canada. Any such holders should consult their own tax advisors.  In addition, this opinion does not address the deductibility of interest by holders who borrowed money or otherwise incurred debt in connection with their acquisition of NuLoch common shares.

This opinion is based upon the provisions of the Tax Act in force as of the date hereof, all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), and counsel's understanding, based on publicly available published materials, of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”).

This opinion does not cover all possible Canadian federal income tax consequences and, except for the Proposed Amendments, does not take into account any changes in the law, whether by legislative, regulatory or judicial action, or any changes in the administrative policies and assessing practices of the CRA, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those discussed herein.

This opinion does not address any tax consequences to holders that are not resident (or deemed resident) in Canada, such as U.S. residents.

All holders of exchangeable shares should consult their own tax advisors having regard to their particular circumstances.

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of shares of Magnum Hunter common stock, including the receipt of dividends and the calculation of any adjusted cost base amounts and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time such amounts arise.

Redemption, Retraction  or Purchase of Exchangeable Shares

On the redemption, retraction or purchase of an exchangeable share by Exchangeco, Resident Shareholders will be deemed to have received a dividend equal to the amount, if any, by which the redemption, retraction or purchase proceeds exceed the paid-up capital at the time of the exchangeable share so redeemed. For these purposes, the redemption, retraction or purchase proceeds will be the fair market value of the shares of Magnum Hunter common stock (or other consideration) received from Exchangeco at the time of the redemption, retraction or purchase plus the amount, if any, of all then accrued but unpaid dividends on the exchangeable shares paid on the redemption, retraction or purchase. Such deemed dividend will be included in computing the shareholder's income, and will be generally be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations under the Tax Act. In the case of a Resident Shareholder that is a corporation, such deemed dividend normally would be included in the corporation's income and would be deductible in computing its taxable income. A Resident Shareholder that is a “private corporation”, as defined in the Tax Act, or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals may be liable under Part IV of the Tax Act to pay a refundable tax of 33⅓% of such deemed dividend to the extent that such dividend is deductible in computing the shareholder's taxable income. A Resident Shareholder that is throughout the relevant taxation year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable to pay an additional refundable tax of 6⅔% on its “aggregate investment income” for the year which will include deemed dividends that are not deductible in computing taxable income.

On a redemption, retraction or purchase, the holder of an exchangeable share will also be considered to have disposed of the exchangeable share, but the amount of the deemed dividend will be excluded in computing the holder's proceeds of disposition for purposes of computing any capital gain or capital loss arising on the disposition. In the case of a Resident Shareholder that is a corporation, in some circumstances, the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend. The taxation of capital gains and capital losses is described below.

Exchange of Exchangeable Shares

On the exchange by a Resident Shareholder of an exchangeable share with Magnum Hunter or Callco for a share of Magnum Hunter common stock, the shareholder will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the exchangeable share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the exchangeable share immediately before the exchange. For these purposes, the proceeds of disposition will be the fair market value at the time of exchange of the share of Magnum Hunter common stock plus any other amount received by the holder from Magnum Hunter or a subsidiary of Magnum Hunter as part of the exchange consideration other than amounts required to be included in income as a dividend. The taxation of capital gains and capital losses is described below.

Dividends on Magnum Hunter Common Stock

Dividends on shares of Magnum Hunter common stock will be included in a Resident Shareholder’s income for the purposes of the Tax Act. Such dividends received by an individual shareholder will not be subject to the gross-up and dividend tax credit rules in the Tax Act. A Resident Shareholder that is a corporation will include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. A shareholder that is throughout the relevant taxation year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable to pay an additional refundable tax of 6⅔% on its “aggregate investment income” for the year which will include such dividends. United States non-resident withholding tax on such dividends received by Canadian residents will be generally eligible for foreign tax credit or deduction treatment, where applicable, under the Tax Act.

Disposition of Magnum Hunter Shares

The cost of shares of Magnum Hunter common stock received on a retraction, redemption or exchange of exchangeable shares will be equal to the fair market value of such shares at the time of such event. At any particular time, the adjusted cost base to a Resident Shareholder of shares of Magnum Hunter common stock acquired on a retraction, redemption, or exchange of exchangeable shares will be determined by averaging the cost of such shares with the adjusted cost base of all other shares of Magnum Hunter common stock held by such holder as capital property at such time. A disposition or deemed disposition of shares of Magnum Hunter common stock by a holder will generally result in a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of such shares immediately before the disposition. The taxation of capital gains and capital losses is described below.

Taxation of Capital Gains and Capital Losses

One-half of any capital gain (a taxable capital gain) realized on a disposition of shares must be included in a Resident Shareholder's income for the year of disposition. One-half of any capital loss (an allowable capital loss) generally may be deducted by the Resident Shareholder against taxable capital gains for the year of disposition. Any allowable capital losses in excess of taxable capital gains for the year of disposition generally may be carried back up to three taxation years or carried forward indefinitely and deducted against taxable capital gains in such other years to the extent and under the circumstances described in the Tax Act.

Capital gains realized by an individual or trust, other than certain specified trusts, may give rise to alternative minimum tax under the Tax Act.

A Resident Shareholder that is throughout the relevant taxation year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable to pay an additional refundable tax of 6⅔% on its “aggregate investment income” for the year which will include an amount in respect of taxable capital gains.

If a Resident Shareholder is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of shares may be reduced by the amount of dividends received or deemed to have been received by it on such shares to the extent and under circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns shares. Resident Shareholders to whom these rules may be relevant should consult their own tax advisors.

Foreign Property Information Reporting

In general, a “specified Canadian entity”, as defined in the Tax Act, for a taxation year or fiscal period whose total cost amount of “specified foreign property”, as defined in the Tax Act, at any time in the taxation year or fiscal period exceeds Cdn$100,000, is required to file T1135 – “Foreign Income Verification Statement” for the taxation year or fiscal period disclosing prescribed information.  On March 4, 2010, the Minister of Finance (Canada) announced proposals to expand existing reporting requirements with respect to specified foreign property to require more detailed information.  As of the date hereof, no detailed legislative proposals or revised administrative policies with respect to such amended reporting requirements have been made public.

With some exceptions, a taxpayer resident in Canada, other than a person exempt from tax under Part I of the Tax Act, in the year will be a “specified Canadian entity”.  The shares of Magnum Hunter common stock will be “specified foreign property” to a holder.  The reporting rules in the Tax Act are complex and this summary does not purport to explain all circumstances in which reporting may be required by an investor.  Accordingly, holders should consult their own tax advisors regarding compliance with these rules.

Offshore Investment Fund Property

The Tax Act contains rules which, in certain circumstances, may require a Canadian Holder to include in income in each taxation year an amount in respect of the acquisition and holding of interests in “offshore investment fund property”.  Both of the following conditions must be satisfied in order for these rules to apply in respect of a share of Magnum Hunter common stock held by a Canadian Holder:

(1) the share of Magnum Hunter common stock may reasonably be considered to derive its value, directly or indirectly, primarily from portfolio investments in: (i) shares of the capital stock of one or more corporations, (ii) indebtedness or annuities, (iii) interests in one or more corporations, trusts, partnerships, organizations, funds or entities, (iv) commodities, (v) real estate, (vi) Canadian or foreign resource properties, (vii) currency of a country other than Canada, (viii) rights or options to acquire or dispose of any of the foregoing, or (ix) any combination of the foregoing (collectively, “Investment Assets”); and

(2) it must be reasonable to conclude, having regard to all the circumstances, that one of the main reasons for the Holder acquiring or holding the share of Magnum Hunter common stock  was to derive a benefit from portfolio investments in Investment Assets in such a manner that the taxes, if any, on the income, profits and gains from such assets for any particular year are significantly less than the tax that would have been applicable under Part I of the Tax Act had the income, profits and gains been earned directly by such Canadian Holder.

If applicable, these rules would generally require a Canadian Holder to include in income for each taxation year in which such holder holds the share of Magnum Hunter common stock the amount, if any, by which (i) an imputed return for the taxation year computed on a monthly basis and calculated as the product obtained when the holder's “designated cost” (as defined in the Tax Act) of the share of Magnum Hunter common stock at the end of the month is multiplied by 1/12th of the applicable prescribed rate for the period that includes such month; exceeds (ii) the holder's income, including dividends received, from the share of Magnum Hunter common stock for the year (other than capital gains) determined without reference to these rules.  On August 27, 2010, the Minister of Finance (Canada) released proposals to the rules governing the taxation of investments in “offshore investment fund property”, which included a proposed increase in the applicable prescribed rate.

Any amount required to be included in computing a Canadian Holder’s income in respect of a share of Magnum Hunter common stock under these rules would be added to the adjusted cost base to the holder of such share.

These rules are complex and their application depends, to a large extent, on the reasons for a Canadian Holder acquiring or holding shares of Magnum Hunter common stock. Canadian Holders are urged to consult their own tax advisors regarding the application and consequences of these rules.

Material United States Federal Income Tax Consequences

Subject to the assumptions, qualifications and limitations set forth below, in the opinion of Fulbright & Jaworski L.L.P., U.S. counsel to Magnum Hunter, the following is a discussion of the material United States federal income tax consequences to U.S. Holders (as defined below) and Non-U.S. Holders (as defined below, and together with U.S. Holders, “Holders”) of the redemption, retraction or exchange of exchangeable shares for Magnum Hunter common stock and the ownership and disposition of Magnum Hunter common stock received in the redemption, retraction or exchange.  Counsel’s opinions are limited to statements of United States federal tax law and regulations and legal conclusions with respect thereto.

This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial decisions, and administrative determinations as of the date of this document. Those authorities may be changed, perhaps retroactively, so that the United States federal income tax consequences may be different from those discussed below. This discussion does not address all aspects of United States federal income taxes (such as the alternative minimum tax) and does not describe any foreign, state, local, provincial or other tax considerations that may be relevant to a Holder in light of its particular circumstances.  The discussion is an expression of professional judgment, is not a guarantee of a result and is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the discussion of tax consequences set forth herein will be sustained if challenged by the Internal Revenue Service.

Except where noted, this discussion deals only with Holders who hold their exchangeable shares and Magnum Hunter common stock as capital assets, and does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a broker or dealer in securities or currencies;
•	a financial institution;
•	a regulated investment company;
•	a real estate investment trust;
•	a tax-exempt organization;
•	an insurance company;

•	a person holding exchangeable shares, or shares of Magnum Hunter common stock, as part of a hedging, integrated, conversion, wash or constructive sale transaction or a straddle or synthetic security;
•	a trader in securities that has elected the mark-to-market method of accounting for your securities;
•	a person liable for alternative minimum tax;
•	a person who acquired exchangeable shares, or shares of Magnum Hunter common stock, in exchange for NuLoch stock that was acquired in a compensatory transaction;
•	a Non-U.S. Holder who is or has previously been engaged in the conduct of a trade or business in the United States;
•	a person who is an investor in a pass-through entity;
•	a person owning 10% or more of the voting stock of Exchangeco;
•	a U.S. Holder whose “functional currency” is not the U.S. dollar;
•	a “controlled foreign corporation;”
•	a “foreign personal holding company;”
•	a “passive foreign investment company;”
•	a U.S. expatriate;
•	a Non-U.S. Holder owning more than 5% of the Magnum Hunter common stock; or
•	an S corporation, an entity taxable as a partnership for U.S. federal income tax purposes or other pass-through entity.

If a partnership holds exchangeable shares that are exchanged for shares of Magnum Hunter common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding exchangeable shares that are exchanged for shares of Magnum Hunter common stock, you are urged to consult your tax advisor.

You are strongly urged to consult your own tax advisor regarding the United States federal tax consequences applicable to the redemption, retraction or exchange of exchangeable shares and your ownership and disposition of Magnum Hunter common stock in light of your particular circumstances.  In addition, you should also consult your tax advisor regarding any foreign, state, local, provincial, or other taxes that may be applicable to you.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of exchangeable shares that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•
a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or
•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this disclosure, you are a “Non-U.S. Holder” if you are not a U.S. Holder.

Consequences of a Redemption, Retraction  or Exchange of Exchangeable Shares

The United States federal income tax consequences of a redemption, retraction or exchange of exchangeable shares depend, in part, on whether the exchangeable shares are treated for United States federal income tax purposes as shares of Exchangeco or as shares of Magnum Hunter common stock.  There is, however, no direct authority under current United States federal income tax law concerning whether the exchangeable shares should be treated as shares of Magnum Hunter common stock or shares of Exchangeco.  Magnum Hunter, NuLoch, or Exchangeco have not requested, and do not intend to request, a ruling from the Internal Revenue Service or an opinion of counsel with respect to whether the exchangeable shares should be treated as shares of Magnum Hunter common stock or shares of Exchangeco.  In addition, no ruling has been or will be sought from the Internal Revenue Service as to the Unites States federal income tax consequences of a retraction, redemption, or exchange of exchangeable shares for shares of Magnum Hunter common stock.  The following discussion is not binding on the Internal Revenue Service or the courts.  The discussion below addresses the United States federal income tax consequences of a redemption, retraction or exchange of exchangeable shares under each of two alternative characterizations of the exchangeable shares: (1) based on the treatment of the exchangeable shares as shares of Magnum Hunter common stock, and (2) based on the treatment of the exchangeable shares as shares of Exchangeco.  There can be no assurance that the Internal Revenue Service will not assert and prevail with respect to a position that is adverse or contrary to a position taken by a Holder on such Holder’s tax returns.  Accordingly, it may be prudent for a Holder to assume the least favorable United States federal income consequences.  In addition, the discussion does not address the United States federal income tax consequences of: (i) any payments for accrued and unpaid dividends on the exchangeable shares or (ii) a purchase transaction in which Exchangeco and the Holder negotiate for a purchase of the exchangeable shares on terms mutually agreeable to the Holder and Exchangeco.  Because Magnum Hunter’s senior credit agreement prohibits Magnum Hunter from making any distribution on its common stock without a waiver from the lender, it is unlikely any such distributions will be made during the period that the exchangeable shares are outstanding.  If you negotiate with Exchangeco for a purchase of your exchangeable shares, you are urged to consult your own tax advisor regarding the United States federal income tax consequences of such purchase.

Only a holder of NuLoch shares who is resident in Canada for purposes of the Tax Act, or a partnership that (i) is a Canadian partnership for the purposes of the Tax Act, and (ii) is not exempt from tax under Part I of the Tax Act, may receive exchangeable shares.  Accordingly, instances may be limited in which a U.S. Holder will receive exchangeable shares.  If you are a U.S. Holder and are nevertheless entitled to receive exchangeable shares, you are urged to consult with your own tax advisor.

Consequences if the Exchangeable Shares are Treated as Shares of Magnum Hunter Common Stock

U.S. Holders and Non-U.S. Holders

If the exchangeable shares are treated as shares of Magnum Hunter common stock, the redemption, retraction or exchange of exchangeable shares for shares of Magnum Hunter common stock should not be a taxable event to a U.S. Holder or a Non-U.S. Holder that beneficially owns 5% or less of Magnum Hunter’s outstanding common stock.  If you are a Non-U.S. Holder beneficially owning more than 5% of Magnum Hunter’ outstanding common stock, special provisions of the United States federal income tax laws may apply to you, and you are urged to consult with your tax advisor regarding the United States federal income tax consequences of such a redemption, retraction or exchange.

Consequences if the Exchangeable Shares are not Treated as Shares of Magnum Hunter Common Stock

U.S. Holders

Subject to the discussion below entitled “Passive Foreign Investment Companies,” if the exchangeable shares are not treated as shares of Magnum Hunter for United States federal income tax purposes the redemption, retraction or exchange of exchangeable shares for shares of Magnum Hunter common stock should be treated as a fully taxable exchange for United States federal income tax purposes. Consequently, upon the exchange of all but not less than all of a U.S. Holder’s exchangeable shares, a U.S. Holder will recognize gain or loss, if any, equal to the difference between (i) the sum of the fair market value, as of the exchange date, of the shares of Magnum Hunter common stock received in the exchange and (ii) the U.S. Holder’s tax basis in the exchangeable shares surrendered. Any such gain or loss on the exchange will generally be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation, currently at 15% for dispositions on or prior to December 31, 2012, and 20% thereafter. The deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in shares of Magnum Hunter common stock received in the exchange will equal the fair market value of those shares as of the exchange date. A U.S. Holder’s holding period for the common stock received will begin on the day after the exchange.  A U.S. Holder who exchanges less than all of such holder’s exchangeable shares should consult with his tax advisor regarding the taxation of such exchange.

In determining whether the exchangeable shares are shares of Exchangeco or shares of Magnum Hunter common stock, U.S. Holders of exchangeable shares should consider that the Internal Revenue Service may assert and prevail with respect to a position that is adverse to the position taken by a U.S. Holder.  It may be prudent for a U.S. Holder with gain inherent in the exchangeable shares to assume that the redemption, retraction or exchange will be a taxable event.  Conversely, it may be prudent for a U.S. Holder with loss inherent in the exchangeable shares to assume that the redemption, retraction or exchange will be treated as a non-taxable event so that no loss will be recognized.  In either event, such a U.S. Holder should consult its own tax advisor regarding the filing of a refund claim.

Non-U.S. Holders

If the exchangeable shares are not treated as shares of Magnum Hunter for U.S. federal income tax purposes, a Non-U.S. Holder generally will not be subject to United States federal income tax on any gain realized on the exchange of exchangeable shares for shares of our common stock unless:

(i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or, if a tax treaty applies, the gain is attributable to a permanent establishment of the Non-U.S. Holder in the United States; or

(ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions set forth in the Code are met, unless an applicable income tax treaty provides otherwise.

If a Non-U.S. Holder is described in clause (i) above, the Non-U.S. Holder generally will be subject to the rules discussed above under the heading “Consequences of Redemption, Retraction or Exchange of Exchangeable Shares—“If the Exchangeable Shares are Not Treated as Shares of Magnum Hunter Common Stock—U.S. Holders.”  In addition, if a corporate Non-U.S. Holder is described under clause (i) above, it may be subject to an additional branch profits tax on effectively connected income at a 30% rate (or lower applicable treaty rate).  If an individual Non-U.S. Holder is described in clause (ii) above, the individual generally will be subject to a flat 30% tax (or lower applicable treaty rate) on the gain derived from a sale, which may be offset by certain United States capital losses.

Passive Foreign Investment Companies

In general, if exchangeable shares held by a U.S. Holder are treated as shares of Exchangeco and Exchangeco is treated for United States federal income tax purposes as a “passive foreign investment company,” gain recognized on the retraction, redemption or exchange of exchangeable shares will be taxed under the passive foreign investment company “excess distribution regime,” unless the U.S Holder has made a timely “qualified electing fund” election or “mark-to-market” election.  The passive foreign investment company rules are extremely complex and could, if they apply to exchangeable shares owned by a U.S. Holder, have a significant adverse effect on the taxation of gain recognized by a U.S. Holder. As noted above, however, the instances in which a U.S. Holder will be permitted to hold shares of Exchangeco are limited, and accordingly, the United States income tax consequences of the ownership of shares in a passive foreign investment company are not addressed in detail in this discussion.  U.S. Holders are urged to consult their own tax advisor to determine the potential applicability of these rules to their particular circumstance and any available elections.

Consequences of Ownership and Disposition of Shares of Magnum Hunter Common Stock

Receipt of Distributions on Magnum Hunter Common Stock

U.S. Holders

Distributions, if any, received with respect to shares of Magnum Hunter common stock out of Magnum Hunter’s current or accumulated earnings and profits, as determined for United States federal income tax purposes, will be taxable as dividend income to U.S. Holders. In the case of non-corporate U.S. Holders, dividend income currently is subject to tax at the same preferential rates as net capital gains if certain requirements are satisfied. To the extent that the amount of any distribution exceeds Magnum Hunter’s current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, and any excess will be treated as gain from the disposition of the common stock (discussed below under the heading “Gain or Loss on Disposition of Magnum Hunter Common Stock – U.S. Holders”).  Magnum Hunter does not have accumulated earnings and profits.  Additionally, Magnum Hunter may not have sufficient current earnings and profits during future fiscal years for distributions on Magnum Hunter’s common stock to qualify as dividends for U.S. federal income tax purposes.

Non-U.S. Holders

Distributions, if any, received with respect to shares of Magnum Hunter common stock out of Magnum Hunter’s current or accumulated earnings and profits, as determined for United States  federal income tax purposes, will be subject to a withholding tax as discussed below.  Any portion of a distribution that exceeds Magnum Hunter’s current and accumulated earnings and profits will first be applied to reduce the Non-U.S. Holder’s basis in the common stock, and, to the extent such portion exceeds the Non-U.S. Holder’s basis, the excess will be treated as gain from the disposition of the common stock, the treatment of which is discussed below under “Disposition of Magnum Hunter Common Stock—Non-U.S. Holders.”  In addition, if Magnum Hunter is a USRPHC, as defined below, which Magnum Hunter believes that it is, and if any distribution exceeds its current and accumulated earnings profits, Magnum Hunter will need to choose to satisfy its withholding tax requirement either by treating the entire distribution as a dividend, subject to the withholding tax under the following paragraph (and withhold at a minimum rate of 10% or such lower rate as may be specified by an applicable income tax treaty for distributions from an USRPHC), or by treating only the amount of the distribution equal to its reasonable estimate or its current and accumulated earnings and profits as a dividend, subject to the withholding tax rules in the following paragraph, with the excess portion of the distribution subject to withholding at a rate of 10% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under the heading Disposition of Magnum Hunter Common Stock—Non-U.S. Holders”) with a credit generally allowed against the Non-U.S. Holder’s United States federal income tax liability in an amount equal to the amount withheld from such excess.

Dividends paid to a Non-U.S. Holder of Magnum Hunter common stock will generally be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In addition, a Non-U.S. Holder will be taxed in the same manner as a U.S. Holder on dividends received that are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or, if a tax treaty applies, are attributable to a permanent establishment of the Non-U.S. Holder in the United States. In addition, a corporate Non-U.S. Holder may also be subject to an additional branch profits tax at a 30% rate (or lower applicable treaty rate) on dividend income that is effectively connected with a U.S. trade or business. A Non-U.S. Holder will be required to satisfy certification and disclosure requirements (including completing Internal Revenue Service Form W-8BEN, W-8ECI, or other applicable form) to claim treaty benefits or otherwise claim a reduction of, or exemption from, the U.S. withholding tax described above.

Gain or Loss on Disposition of Magnum Hunter Common Stock

U.S. Holders

A U.S. Holder will generally recognize gain or loss on any sale, exchange or other disposition of Magnum Hunter common stock equal to the difference between the U.S. Holder’s adjusted tax basis in the Magnum Hunter common stock and the amount realized from the sale, exchange or other disposition. Gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period is more than one year. In the case of non-corporate U.S. Holders, any long-term capital gain will generally be taxed at preferential United States federal income tax rates, currently at 15% for dispositions on or prior to December 31, 2012, and 20% thereafter. The deductibility of losses may be subject to limitations.

Non-U.S. Holders

Any gain realized by a Non-U.S. Holder on the sale, exchange, or other disposition of Magnum Hunter common stock will generally not be subject to United States federal income tax unless:

(i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or, if a tax treaty applies, the gain is attributable to a permanent establishment of the Non-U.S. Holder in the United States;

(ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions set forth in the Code are met, unless an applicable income tax treaty provides otherwise; or

(iii) Magnum Hunter is or has been a “United States real property holding corporation,” or “USRPHC,” as defined for United States federal income tax purposes and the Non-U.S. Holder owns more than 5% of Magnum Hunter’s outstanding common stock.

With respect to a Non-U.S. Holder’s disposition of Magnum Hunter common stock, Magnum Hunter will be treated as a USRPHC if at any time during the shorter of (x) the five-year period ending on the date of disposition of shares of Magnum Hunter common stock or (y) the period during which a Non-U.S. Holder held shares of Magnum Hunter common stock, the fair market value of Magnum Hunter’s “U.S. real property interests” equals or exceeds 50% of the sum of the fair market values of all of its interests in real property and all of its other assets used or held for use in a trade or business (as defined in applicable Treasury Regulations). Because Magnum Hunter owns substantial oil and gas interests in the United States, Magnum Hunter believes that it is a USRPHC. Notwithstanding the foregoing, so long as the common stock of Magnum Hunter is regularly traded on an established securities market, as defined under applicable Treasury Regulations, Non-U.S. Holders who have never beneficially owned more than 5% of the common stock of Magnum Hunter will generally not be subject to United States federal income tax on any gain realized on the sale, exchange or redemption of common stock solely because Magnum Hunter is or has been a USRPHC.  Magnum Hunter believes that its common stock is currently treated as regularly traded on an established securities market.

If a Non-U.S. Holder falls under clause (i) or (iii) above, the Non-U.S. Holder will generally be subject to the rules discussed above in the discussion titled  “Gain or Loss on Disposition of Magnum Hunter Common Stock—U.S. Holders, and, in the case of clause (iii) above, will generally be subject to a 10% withholding tax applied to the gross proceeds received. Any amount so withheld may be applied as a credit against the Non-U.S. Holder’s United States federal income tax liability. If an individual Non-U.S. Holder falls under clause (ii) above, such individual generally will be subject to a flat 30% (or lower applicable treaty rate) tax on the gain derived from a sale, which may be offset by certain United States capital losses. In addition, if a corporate Non-U.S. Holder falls under clause (i) above, it may be subject to an additional branch profits tax on effectively connected income at a 30% rate (or lower applicable treaty rate).

Information Reporting and Backup Withholding

U.S. Holders

Information reporting and backup withholding may apply with respect to payments of dividends on Magnum Hunter common stock and to certain payments of proceeds on the sale or other disposition of our common stock.  Certain non-corporate U.S. Holders may be subject to U.S. backup withholding (currently at a rate of 28%) on payments of dividends on our common stock and certain payments of proceeds on the sale or other disposition of our common stock unless the beneficial owner of such common stock furnishes Magnum Hunter or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding tax is not an additional tax.  Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Non-U.S. Holders

Magnum Hunter must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to such Non-U.S. Holder and the tax withheld with respect to such dividends, regardless of whether withholding was required.  Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will not be subject to backup withholding on dividends paid to such Non-U.S. Holder, or on the proceeds received by a Non-U.S. Holder from a sale or other disposition of Magnum Hunter common stock, as long as such Non-U.S. Holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person as defined under the Code), or such non-U.S. Holder otherwise establishes an exemption.

U.S. backup withholding tax is not an additional tax.  Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Recently Enacted Legislation Relating to Foreign Owners

Beginning with payments made after December 31, 2012, recently enacted legislation will impose a 30% withholding tax on dividends on Magnum Hunter common stock and the gross proceeds of a disposition of Magnum Hunter common stock paid to: (i) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements; and (ii) a foreign entity that is not a financial institution unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity satisfies other specified requirements.  Non-U.S. Holders should consult their own tax advisors regarding the application of this legislation to them.

EACH HOLDER IS ENCOURAGED TO CONSULT HIS OWN TAX ADVISOR AS TO HIS PARTICULAR TAX CONSEQUENCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND NON-U.S. TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

LEGAL MATTERS

The validity of the securities being offered by this Registration Statement will be passed upon for us by Fulbright & Jaworski L.L.P., Dallas, Texas.  Certain Canadian federal tax matters and United States federal tax matters will be passed upon by Blake, Cassels & Graydon LLP and Fulbright & Jaworski L.L.P., respectively, as set forth under “Income Tax Considerations.”

EXPERTS

The financial statements of Magnum Hunter Resources Corporation as of and for the years ended December 31, 2009 and December 31, 2010, incorporated into this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2010, have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as experts in accounting and auditing.

The financial statements of Magnum Hunter Resources Corporation as of and for the year ended December 31, 2008, incorporated into this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2010, have been audited by MaloneBailey, LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as experts in accounting and auditing.

The financial statements of Quest Eastern Resources LLC and PostRock MidContinent Production, LLC as of and for the year ended December 31, 2009, incorporated into this prospectus by reference from our Current Report on Form 8-K filed with the SEC on March 9, 2011, have been audited by UHY LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as an expert in accounting and auditing.

The financial statements of NGAS Resources, Inc. as of and for the years ended December 31, 2009 and December 31, 2010, incorporated into this prospectus by reference from our Current Report on Form 8-K filed with the SEC on March 9, 2011, have been audited by Hall, Kistler & Company LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as an expert in accounting and auditing.

The financial statements of NuLoch Resources Inc. as of and for the years ended December 31, 2009 and December 31, 2010, incorporated into this prospectus by reference from our Current Report on Form 8-K filed with the SEC on March 9, 2011, have been audited by KPMG LLP, independent auditors, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as an expert in accounting and auditing.

Certain estimates of our proved oil and gas reserves incorporated by reference herein were based upon engineering reports prepared by Cawley, Gillespie & Associates, Inc., independent petroleum consultants.  Certain estimates of NGAS Resources, Inc.’s proved oil and gas reserves incorporated by reference herein were based upon engineering reports prepared by Wright & Company, Inc., an independent petroleum consultant.  Certain estimates of NuLoch Resources Inc.’s proved oil and gas reserves incorporated by reference herein were based upon engineering reports prepared by AJM Petroleum Consultants, an independent petroleum consultant.  These estimates are incorporated by reference herein in reliance on the authority of such firms as experts in such matters.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus “incorporates by reference” certain information we file with the SEC. The information incorporated by reference is an important part of this prospectus. The incorporated documents contain significant information about us, our business and our finances. Any statement contained in a document which is incorporated by reference into this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents filed with the SEC, except as to any portion of any such document that is furnished to the SEC under Form 8-K and which is not deemed “filed” with the SEC under the Exchange Act:

•	Annual Report on Form 10-K, as amended, for the year ended December 31, 2010;

•	Preliminary Proxy Statement on Schedule 14A, as amended, filed with the SEC on March 16, 2011;

•
Current Reports on Form 8-K filed with the SEC on January 5, 2011, January 11, 2011, January 18, 2011, January 19, 2011, January 25, 2011, January 31, 2011, February 1, 2011, February 18, 2011, March 2, 2011, March 9, 2011, March 16, 2011, and March 17, 2011;

•
The description of our common stock included in the Form 8-A filed on August 25, 2006 and December 29, 2010, and any amendment or report filed with the SEC for the purpose of updating such description; and

•
All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering, except as to any portion of any future report or document that is furnished to the SEC and which is not deemed “filed” with the SEC under such provisions.

We will provide without charge to each person to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to

Magnum Hunter Resources Corporation
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
Attention: Corporate Secretary

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into the registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in any prospectus supplement or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or the date of the applicable prospectus supplement or other documents.

WHERE YOU CAN FIND MORE INFORMATION

Magnum Hunter is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov. In addition, you may read our SEC filings at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005.

We have a website located at http://www.magnumhunterresources.com. The information on this website is not incorporated by reference into this prospectus or any prospectus supplement and you should not consider it part of this prospectus or any prospectus supplement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Generally, the expenses in connection with the issuance and distribution of the securities being registered will be borne by the Registrant and are set forth in the following table. All amounts except the registration fee are estimated in accordance with Instruction to Item 511 of Regulation S-K.

SEC registration fee	$	N/A**
Trustee's fees and expenses		10,000*
Transfer agent’s fees and expenses		10,000*
Legal fees and expenses		50,000*
Accounting fees and expenses		25,000*
Miscellaneous		5,000*

Total		$100,000

*	As an indeterminable number of securities are covered by this registration statement, the expenses in connection with the issuance and distribution of those securities are not currently determinable.

**	Represents the total amount of filing fees paid in connection with this Registration Statement.

Item 15. Indemnification of Directors and Officers.

Delaware Corporation

As permitted by Section 102 of the General Corporation Law of the State of Delaware, or the DGCL, the certificate of incorporation of Magnum Hunter includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director.

Our bylaws provide that:

•	we may indemnify our directors, officers, employees and agents to the fullest extent permitted by Delaware law; and

•	we may advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

Pursuant to Section 145(a) of the DGCL, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of our company or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. Pursuant to Section 145(b) of the DGCL, the power to indemnify also applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit. Pursuant to Section 145(b), we shall not indemnify any person in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The power to indemnify under Sections 145(a) and (b) of the DGCL applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (ii) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The indemnification provisions contained in our bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain insurance on behalf of our directors and officers insuring them against certain liabilities that may be asserted against them in their capacities as directors or officers or arising out of such status.

Item 16. Exhibits.

See the exhibit index, which is incorporated herein by reference.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report, pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on this 21st day of March 2011.

MAGNUM HUNTER RESOURCES CORPORATION

Date: March 21, 2011	By:	/s/ Gary C. Evans
Name: Gary C. Evans
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gary C. Evans and Ronald D. Ormand, and either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), to file the same with all exhibits thereto, and any and all instruments or documents in connection therewith, with the Securities and Exchange Commission, and to execute, deliver and file any other documents and instruments in the undersigned’s name or on the undersigned’s behalf which said attorneys-in-fact and agents, or either of them, may determine to be necessary or advisable to comply with the Securities Act and any rules or regulations promulgated thereunder, and any such attorney-in-fact may make such changes and additions to this Registration Statement or such other documents or instruments as such attorney-in-fact may deem necessary or appropriate, granting each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person and hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gary C. Evans	Chairman of the Board and	March 21, 2011
Gary C. Evans	Chief Executive Officer

/s/ Ronald D. Ormand	Chief Financial Officer, Executive	March 21, 2011
Ronald D. Ormand	Vice President and Director

/s/ David S. Krueger	Chief Accounting Officer	March 21, 2011
David S. Krueger

/s/ J. Raleigh Bailes, Sr.	Director	March 21, 2011
J. Raleigh Bailes, Sr.

/s/ Brad Bynum	Director	March 21, 2011
Brad Bynum

/s/ Victor G. Carrillo	Director	March 21, 2011
Victor G. Carrillo

/s/ Gary L. Hall	Director	March 21, 2011
Gary L. Hall

/s/ Joe L. McClaugherty	Director	March 21, 2011
Joe L. McClaugherty

/s/ Steven A. Pfeifer	Director	March 21, 2011
Steven A. Pfeifer

/s/ Jeff Swanson	Director	March 21, 2011
Jeff Swanson

EXHIBIT INDEX

Exhibit Number	Description

2.1**
Arrangement Agreement, dated as of January 19, 2011, by and among Magnum Hunter Resources Corporation, MHR Exchangeco Corporation and NuLoch Resources Inc. (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on January 25, 2011)*

4.1**	Certificate of Incorporation of the Registrant, as amended (incorporated by reference from Petro Resources Corporation’s Registration Statement on Form SB-2 filed on March 21, 2006)
4.1.1**
Certificate of Amendment to Certificate of Incorporation of the Registrant dated May 10, 2007 (incorporated by reference from Petro Resources Corporation’s Quarterly Report on Form 10-QSB filed on August 14, 2007)

4.1.2**
Certificate of Amendment to Certificate of Incorporation of the Registrant dated November 2, 2011 (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on November 2, 2010)

4.1.3**
Certificate of Designation of Rights and Preferences of 10.25% Series C Cumulative Preferred Stock (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on December 11, 2009)

4.1.4**
Certificate of Amendment of Certificate of Designation of Rights and Preferences of 10.25% Series C Cumulative Preferred Stock dated August 2, 2010 (incorporated by reference from Magnum Hunter Resources Corporation’s Quarterly Report on Form 10-Q filed on August 12, 2010)

4.1.5**
Certificate of Amendment of Certificate of Designation of Rights and Preferences of 10.25% Series C Cumulative Preferred Stock dated September 8, 2010 (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on September 15, 2010)

4.1.6**
Certificate of Designation of Rights and Preferences of 8.0% Series D Cumulative Preferred Stock (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on March 17, 2011)

4.1.7**
Certificate of Elimination of Series A Convertible Preferred Stock dated June 22, 2010 (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on November 2, 2010)

4.1.8**
Certificate of Elimination of Series B Convertible Preferred Stock dated June 22, 2010 (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on November 2, 2010)

4.2**	Amended and Restated Bylaws of the Registrant dated April 14, 2006 (incorporated by reference from Petro Resources Corporation’s Registration Statement on Form SB-2 filed on March 21, 2006)
4.2.1**	Amendment to Bylaws of the Registrant (incorporated by reference from Petro Resources Corporation’s Amendment No. 1 to Registration Statement on Form SB-2 filed on June 9, 2006)
4.2.2**
Amendment to Bylaws of the Registrant dated October 12, 2006 (incorporated by reference from Petro Resources Corporation’s Amendment No. 1 to Registration Statement on Form SB-2 filed on September 21, 2007)

5.1***	Opinion of Fulbright & Jaworski L.L.P.
8.1***	Opinion of Fulbright & Jaworski L.L.P.
8.2***	Opinion of Blake, Cassels & Graydon LLP
21.1***	List of Subsidiaries
23.1***	Consent of Hein & Associates LLP
23.2***	Consent of MaloneBailey, LLP
23.3***	Consent of Hall, Kistler & Company LLP
23.4***	Consent of KPMG LLP
23.5***	Consent of UHY LLP
23.6***	Consent of Cawley, Gillespie & Associates, Inc.
23.7***	Consent of Wright & Company, Inc.
23.8***	Consent of AJM Petroleum Consultants
23.9***	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1 and Exhibit 8.1)
23.10***	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 8.2)
24.1***	Powers of Attorney (included on the signature pages hereto)

*Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments to the Arrangement Agreement have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the SEC upon request.
**Previously filed.
***Filed herewith.